Exhibit 10.16

CONFIDENTIAL SEPARATION, CONSULTING AND RELEASE AGREEMENT

THIS CONFIDENTIAL SEPARATION, CONSULTING AND RELEASE AGREEMENT (the “Agreement”) is effective as of the Effective Date, as defined in Section 6 hereof, by and between Select Interior Concepts, Inc., a Delaware corporation (the “Company”), and Kendall Hoyd (“Executive”). Together, the Company and Executive may be referred to hereinafter as the “Parties.”

RECITALS

WHEREAS, Executive currently serves as President – RDS of the Company;

WHEREAS, the Executive and the Company are currently parties to that certain Employment Agreement dated as of November 22, 2017, as amended (the “Employment Agreement”);

WHEREAS, the Parties have been engaged in negotiations regarding Executive’s separation from service with the Company, and desire to settle all matters between and among them by entering into this Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1.Separation from Employment.  Executive hereby resigns from any and all offices, positions, titles in and employment by the Company and its affiliates, effective as of January 4, 2021 (the “Termination Date”).  Until such time, the Employment Agreement will remain in effect except to the extent amended by this Separation Agreement. To the extent not already paid to Executive, within thirty (30) days after the Termination Date, the Company shall pay to Executive (a) all accrued but unpaid base salary through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; and (c) cash in lieu of any accrued but unused vacation through the Termination Date.  Additionally, the Company shall timely pay to Executive any benefits accrued or payable to Executive under the Company’s benefit plans (in accordance with the terms of such benefit plans and subject to Section 14 hereof).  Executive will receive by separate letter information regarding Executive’s rights regarding continuation of health insurance under Section 4980B of the Internal Revenue Code (“COBRA”), and to the extent that Executive has such rights, nothing in this Agreement will change or impair those rights.

2.Separation Obligations of the Company.  In consideration of Executive’s promises contained in this Agreement and the Supplemental Release (as defined below), the Company agrees as follows:

(a)Base Severance.  The Company will pay to Executive a total gross amount equal to Executive’s current base salary of Three Hundred Seventy Thousand Four Hundred Seventy Five Dollars ($370,475), less legally required withholdings.  Such amount shall be paid by the Company to the Executive in twelve (12) equal payments, with the first payment to be made on or about the first day of the next calendar month immediately following the Termination Date, and continuing monthly thereafter on or about the first day of each calendar month until all such payments have been made.

(b)2020 Pro Rata Target Annual Bonus.  On or before March 15, 2021, but not sooner than the Termination Date, the Company will pay to Executive any annual bonus (the “Annual Bonus”) for 2020 that is awarded to the Executive by the Company’s Compensation Committee, which shall be based on actual achievement of established individual, business unit, and Company performance objectives applicable to the Executive.  The Annual Bonus shall be pro-rated for the number of days of the year that the Executive is employed by the Company in 2020.

(c)COBRA Stipend.  The Company shall pay to the executive, each month for twelve (12) months following the Termination Date, an amount equal to the amount the Company would have paid for its share of the premiums for the Executive and his dependents coverage under the Company’s medical plan as if the Executive’s employment had not terminated, less legally required withholdings (the “COBRA Benefit”).  Executive shall remain responsible for timely electing COBRA continuation coverage and making all premium payments associated therewith.

(d)Treatment of Outstanding Stock Awards.  The outstanding stock awards held by Executive as of the Effective Date will be treated as follows:

(i)Restricted Stock Award granted November 22, 2017:  All outstanding restricted shares granted on November 22, 2017 (totaling 6,403 shares) will become fully vested as of the Termination Date.

(ii)Time-Based Restricted Stock Units granted March 4, 2019:  7,782 time-based restricted stock units granted on March 4, 2019 will become fully vested and convert to shares of common stock as of the Termination Date, and 7,781 time-based restricted stock units granted on March 4, 2019 will be forfeited for no consideration.

(iii)Time-Based Restricted Stock Units granted May 13, 2020:  2,917 time-based restricted stock units granted on May 13, 2020 will become fully vested and convert to shares of common stock as of the Termination Date, and 5,833 time-based restricted stock units granted on May 13, 2020 will be forfeited for no consideration.

(iv)Performance-Based Restricted Stock Units granted on March 4, 2019 and May 13, 2020:  All outstanding performance-based restricted stock units will be forfeited for no consideration.

(e)The payments and benefits set forth in Section 2(a) through 2(d) above are referred to herein collectively as the “Consideration.”  The Parties acknowledge and agree that the Consideration exceeds any and all actions, pay, and benefits that the Company might otherwise have owed to Executive by contract or law, and that the Consideration constitutes good, valuable, and sufficient consideration for Executive’s release and agreements herein.  The Company’s obligation to provide the Consideration is expressly contingent upon Executive (i) executing and not revoking this Agreement pursuant to Section 6 below; (ii) executing and not revoking the Supplemental Release as set forth in Section 7; and (ii) complying with his obligations under the terms of this Agreement.

3.	Consulting Engagement.

(a)Engagement as an Independent Contractor.  The Company hereby engages Executive as an independent contractor, and Executive hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement, for the twelve-month period beginning on the Termination Date and ending on the one-year anniversary of the Termination Date (the “Consulting Period”).

(b)Consulting Services.  Unless otherwise agreed in writing by the parties, Executive shall perform and provide advisory consulting services and advice (the “Consulting Services”) as the Company may request in writing from time to time.  Executive shall perform and provide Consulting Services as requested by the Company’s CEO, CFO and/or General Counsel only.  Executive shall perform the Consulting Services in a professional and competent manner. Additionally, during the Consulting Period, Executive agrees to promote the best interest of the Company and to take no actions that in any way damage the public image or reputation of the Company or its affiliates.  In no event will Executive be required to provide Consulting Services at a level that exceeds more than 20% of the average level of bona fide services Executive performed as an employee of the Company prior to the Effective Date.

(c)Consulting Fees.  During the Consulting Period, the Company will pay Executive monthly consulting fees in the amount of $7,500 per month, subject to Executive’s continued compliance with the obligations under Section 7 of the Employment Agreement and Section 10 of this Agreement.  Company shall also reimburse Executive reasonable travel and incidental expenses that are pre-approved by the Company, and are incurred by Executive in compliance with the Company’s expense reimbursement policies.

(d)Independent Contractor Relationship.  The parties acknowledge and intend that the relationship of Executive to the Company under this Agreement during the Consulting Period shall be that of an independent contractor.  In performing the Consulting Services under this Agreement, Executive shall complete the Consulting Services according to his own means and methods of work which shall be in the exclusive charge and control of Executive and which shall not be subject to the control or supervision of the Company, except as to the results of the Consulting Services.  Executive shall determine his own working hours and schedule; diligently perform the Consulting Services in a professional and ethical manner; and abide by the Company’s then-current policies or guidelines while at the Company’s facilities (including, without limitation, strict adherence to all Company policies or guidelines with respect to COVID-19).  Executive shall be entirely and solely responsible for his actions or inactions and the actions or inactions of his agents, employees or subcontractors, if any, while performing Consulting Services hereunder.  Executive agrees that he shall not, in any form or fashion, maintain, hold out, represent, state or imply to any other individual or entity that an employer/employee relationship exists between the Company and Executive, his agents and employees, or between the Company and any subcontractor or its agents and employees, and Executive is not granted nor shall he represent that he is granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf or in the name of the Company, to incur debts for the Company or to bind the Company in any manner whatsoever.

(e)Taxes and Company Benefits.  The parties agree that during the Consulting Period, Executive shall be serving as an independent contractor of the Company, and therefore unless required by law, the Company shall not deduct any federal, state or local taxes or other withholdings from any sums paid Executive hereunder, and Executive hereby agrees to fully and timely pay, and indemnify and hold harmless the Company and each of its affiliates from, any liability for any and all federal, state and local taxes or assessments of any kind arising out of any payment made by the Company to Executive hereunder.  Executive shall be responsible for all tax reporting, tax payments, withholdings, insurance and other payments, expenses and filings required to be made or paid by his agents or employees.  Further, neither Executive nor any of his agents or employees shall be entitled to any benefits provided by the Company to any of its employees, including, without limitation, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees.

4.	General Release of Claims and Covenant Not To Sue.

(a)Executive’s General Release of Claims.  In consideration of the Consideration, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies and its affiliates and each of their respective partners, equity holders, principals and employees), shareholders, assigns, joint ventures, and affiliated companies and all of their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers, directors and affiliates (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of Executive’s execution of this Agreement.  Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except as set forth in Section 4(b) below.

(b)Exceptions to General Release.  Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Executive of (i) any rights of Executive under this Agreement; (ii) any other benefits under any agreements with the Company or Company-sponsored benefit plans (e.g., 401(k) benefits); (iii) any rights or claims of Executive for indemnification or related duties by the Company under any written indemnification agreement, the self-governance documents of the Company, or under applicable law; (iv) any rights to coverage under any director and officer liability insurance or other insurance policies or any run-off policy thereto; (v) any rights under COBRA or similar state law; (vi) any recovery to which Executive may be entitled pursuant to workers’ compensation and unemployment insurance laws; (vii) Executive’s right to challenge the validity of his release of claims under the ADEA; (viii) any rights or claims under federal or state law that cannot, as a matter of law, be waived by private agreement; and (ix) any claims arising after the date on which Executive executes this Agreement.

(c)Covenant Not to Sue.  Except as expressly set forth in Section 4(f) below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge against any of the Releasees concerning any claim released by this Agreement.

(d)Acknowledgement Regarding Payments and Benefits.  Except as expressly provided herein, Executive acknowledges and agrees that Executive has been paid all wages and accrued benefits to which Executive is entitled through the date of execution of this Agreement.  Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.  The Parties further agree that all outstanding equity awards granted by the Company and held by Executive, shall be forfeited as of the Termination Date without consideration and without further action by either of the Parties.

(e)Other Representations and Acknowledgements.  This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except as set forth in Section 4(b).  By signing this Agreement, Executive acknowledges that Executive is doing so knowingly and voluntarily, that Executive understands that Executive may be releasing claims Executive may not know about, and that Executive is waiving all rights Executive may have had under any law that is intended to protect Executive from waiving unknown claims.  Executive warrants that Executive has not filed any lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement.  This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees.  Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim that Executive is releasing in this Section 4.

(f)Protected Rights.  Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.  However, based on Executive’s release of claims set forth in this Agreement, Executive understands that Executive is releasing all claims that Executive may have, as well as, to the extent permitted by applicable law, Executive’s right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim Executive is releasing under this Agreement.

5.Acknowledgment.  The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this agreement, and that the Company advised and encouraged Executive to do so prior to executing this Agreement.  The Executive hereby represents and warrants that he was in fact individually represented by legal counsel in negotiating the terms of this Agreement, having sought and received formal advice from Jeffrey D. Easley, a California-barred attorney, with respect to terms, enforceability and implications of this Amendment, and without limiting the foregoing, specifically with respect to the choice of law and arbitration clauses of this Agreement.  Executive expressly acknowledges and agrees that Executive has been offered at least twenty-one (21) days to consider this Agreement before signing it, that Executive has read this Agreement and Release carefully, that Executive has had sufficient time and opportunity to consult with an attorney or other advisor of Executive’s choosing concerning the execution of this Agreement.  Executive acknowledges and agrees that Executive fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations Executive has relied upon in signing this Agreement are those specifically contained in the Agreement itself.  Executive acknowledges and agrees that Executive is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Section 4.

6.Revocation and Effective Date.  The Parties agree Executive may revoke the Agreement at will within seven (7) days after Executive executes the Agreement by giving written notice of revocation to Company.  Such notice must be delivered to Shawn K. Baldwin, General Counsel of Select Interior Concepts, and must actually be received by him at or before the above-referenced seven-day deadline.  The Agreement may not be revoked after the expiration of the seven-day deadline.  In the event that Executive revokes the Agreement within the revocation period described in this Section 6, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect.  Assuming that Executive does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Executive executes this Agreement.

7.Supplemental Release.  In addition to signing this Agreement, Executive agrees that, on the Termination Date or within seven (7) days after the Termination Date, he will sign an additional Supplemental Release of Claims, attached hereto as Exhibit A (the “Supplemental Release”).  The Company’s provision of the Consideration described in Section 2 above is contingent on Executive signing and not revoking both this Agreement and the attached Supplemental Release.

8.Status of Other Agreements.  Executive acknowledges and agrees that the Employment Agreement shall be terminated, without further action by the Parties, as of the Termination Date and that Executive is not entitled to any payments or benefits from the Company other than what is provided in this Separation Agreement; provided, however, that this Separation Agreement does not invalidate the other obligations set forth in Section 7 of the Employment Agreement, all of which shall remain in full force and effect in accordance with their terms.

9.Confidentiality of Agreement.  Executive agrees not to disclose the terms, amount, or existence of this Agreement or the benefits Executive is receiving under this Agreement to anyone other than a member of Executive’s immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement.  Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by Executive.  This Section 9 does not prohibit Executive from disclosing the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order, other valid and appropriate legal process, or a valid request by a Government Agency.

10.Protective Covenants.

a.Acknowledgments.

i.Consideration.  Executive acknowledges and agrees that he has received good and valuable consideration for entering into this Agreement, including, without limitation, the Company’s provision to him of the Consideration set forth in Section 2 above.

ii.Potential Unfair Competition:  Executive acknowledges and agrees that as a result of his employment with the Company, his knowledge of and access to Confidential Information, and his relationships with the Company’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

iii.No Undue Hardship:  Executive acknowledges and agrees that he possesses marketable skills and abilities that will enable Executive to find suitable employment without violating the covenants set forth in this Agreement.

iv.Voluntary Execution:  Executive acknowledges and affirms that he is executing this Agreement voluntarily, that he has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

b.Definitions.  The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

i.“Competitive Services” means (A) the business of selecting, importing, distributing, selling and/or installing products for flooring, countertops, kitchen, bathrooms, and patios, including but not limited to tiles or slabs consisting of porcelain, ceramic, granite, marble, onyx, quartz, quartzite, soapstone, coral, shell, limestone, or other similar natural and engineered material, and (B) the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of the Termination Date and/or the end of the Consulting Period.

ii.“Confidential Information” means any and all data and information relating to the Company, its activities, business, or customers that (A) was disclosed to Executive or of which Executive became aware as a consequence of either (i) his employment with the Company or (ii) his provision of the Consulting Services; (B) has value to the Company; and (C) is not generally known outside of the Company.  “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.  “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company.  In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

iii.“Material Contact” means (A) having dealings with a customer or potential customer on behalf of the Company; (B) coordinating or supervising dealings with a customer or potential customer on behalf of the Company; or (C) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Executive’s employment with the Company or through Executive’s provision of the Consulting Services.

iv.“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

v.“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

vi.“Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Company during his employment with the Company or during the Consulting Period.

vii.“Protective Covenants” means the restrictive covenants contained in Sections 10(c) through (g) hereof.

viii.“Restricted Period” means the period beginning on the day after the Executive’s Termination Date and ending (i) with respect to Section 10(d) Non-Competition below, six months after the end of the Consulting Period; and (ii) with respect to Section 10(e) Non-Solicitation of Protected Customers, and Section 10(f) Non-Recruitment of Employees and Independent Contractors below, twelve (12) months after the end of the Consulting Period.

ix.“Restricted Territory” means (A) the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; and (B) any other territory where Employee is working on behalf of the Company during the one (1) year preceding the conduct in question (if the conduct occurs while Employee is still employed by the Company).

x.“Termination” means the termination of Executive’s employment with the Company.

c.Restriction on Disclosure and Use of Confidential Information.  Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information.  This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information.  Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures.  In addition, and anything herein to the contrary notwithstanding, Executive is hereby given notice that Executive shall not be criminally or civilly liable under any federal or state trade secret law for: (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d.Non-Competition.  Executive agrees that, during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his own or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory.

e.Non-Solicitation of Protected Customers.  Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

f.Non-Recruitment of Employees and Independent Contractors.  Executive agrees that during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company to terminate his or her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with the Executive or any other Person.

g.Return of Materials.  Executive agrees that on or prior to the Termination Date, he returned any and all property of the Company that was in his possession or subject to his control by virtue of his position as an executive of the Company, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information belonging to the Company or that Executive received from or through his employment with the Company.  Executive will not make, distribute, or retain copies of any such information or property.  To the extent that Executive has electronic files or information in his possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, Executive shall (i) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.  During the Consulting Period, Executive will not, except as required by law or court order, use any Confidential Information for any purpose whatsoever other than the performance of the Consulting Services, or disclose the Confidential Information to any third party.  Upon the termination of the Consulting Services for any reason, or upon Company’s earlier request, Executive will deliver to Company all of Company’s property or Confidential Information that Executive may have in his possession or control.

h.Enforcement of Protective Covenants.

i.Rights and Remedies Upon Breach.  The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Protective Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Executive understands and agrees that if he is found by a court of competent jurisdiction to have violated any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.  Executive understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Protective Covenants and if the Company prevails in such legal action, the prevailing party will be entitled, in addition to any other remedy, to recover from the other party its reasonable costs and attorneys’ fees incurred in enforcing such covenants.  The Company’s ability to enforce its rights under the Protective Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

ii.Severability and Modification of Covenants.  Executive acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects.  The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  Each of the Protective Covenants shall be considered and construed as a separate and independent covenant.  Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant.  If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the

Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

11.Final Agreement.  This Agreement and the Supplemental Release contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Section 8 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties.  The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Georgia, without giving effect to its conflict of law principles.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Georgia.  Executive agrees that the exclusive forum for any action seeking temporary or preliminary injunctive relief in accordance with Section 10(h) above shall be the Superior Court of Cobb County, Georgia or the United States District Court for the Northern District of Georgia, Atlanta Division.  With respect to any such court action, Executive and Company hereby (i) irrevocably submit to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue.  Executive and Company further agree that such courts are convenient forums for any dispute that may arise herefrom and that he/it shall raise as a defense that such courts are not convenient forums.

13.Waiver.  This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

14.Code Section 409A.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.  Executive’s right to receive any installment payments shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

15. Notices.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one (1) day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:Select Interior Concepts, Inc.

400 Galleria Parkway, Suite 1760

Atlanta, Georgia

ATTN: General Counsel

If to the Executive:Kendall Hoyd

21521 Snag Island Dr. E.

Lake Tapps, WA 98391

or to such other address as any party hereto may designate by notice to the others.

16. Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between the Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of the Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in Cobb County, Georgia in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (which may be found at https://www.adr.org/sites/default/files/Employment%20Rules.pdf), as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the Federal Rules of Civil Procedure, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by Company. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration provision applies to any and all claims that the Company may have against the Executive, including, but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by the Executive. However, nothing herein shall prevent Executive from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission (although if Executive chooses to pursue a claim following the exhaustion of such administrative remedies, that claim would be subject to the provisions of this Agreement). Notwithstanding anything to the contrary contained herein, the Company and the

Executive shall have their respective rights to seek and obtain temporary or preliminary injunctive relief from a court of competent jurisdiction with respect to any controversy, claim or dispute to the extent permitted by applicable law. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration provision is to be construed as broadly as is permissible under applicable law. Executive and Company acknowledge and agree that their obligations to arbitrate under this Agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and Company.

17.Agreement Negotiated. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

18.Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or PDF of a signature shall be deemed to be and have the effect of an original signature.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(Signatures on next page)

The Parties hereby signify their agreement to these terms by their signatures below.

EXECUTIVE

/s/ Kendall Hoyd

Kendall Hoyd

Date: 11/04/2020

SELECT INTERIOR CONCEPTS, INC.

By: /s/ Shawn K Baldwin

Title:General Counsel

Date: 11/04/2020

Exhibit A

SUPPLEMENTAL RELEASE OF CLAIMS

1.General Release of Claims.   This Supplemental Release of Claims (the “Supplemental Release”) releases all claims against Select Interior Concepts, Inc. (the “Company”) that may have arisen between the date Executive signed the CONFIDENTIAL SEPARATION, CONSULTING AND RELEASE AGREEMENT on November [ ], 2020 (the “Agreement”), and the Termination Date (as defined in the Agreement).  By signing this Supplemental Release, and in return for the Consideration set forth in Section 2 of the Agreement, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies and its affiliates and each of their respective partners, equity holders, principals and employees), shareholders, assigns, joint ventures, and affiliated companies and all of their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers, directors and affiliates (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of Executive’s execution of this Supplemental Release.  Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except as set forth in Section 2 below.

2.Exceptions to General Release.  Nothing in this Supplemental Release is intended as, or shall be deemed or operate as, a release by Executive of (i) any rights of Executive under the Agreement; (ii) any other benefits under any agreements with the Company or Company-sponsored benefit plans (e.g., 401(k) benefits); (iii) any rights or claims of Executive for indemnification or related duties by the Company under any written indemnification agreement, the self-governance documents of the Company, or under applicable law; (iv) any rights to coverage under any director and officer liability insurance or other insurance policies or any run-off policy thereto; (v) any rights under COBRA or similar state law; (vi) any recovery to which Executive may be entitled pursuant to workers’ compensation and unemployment insurance laws; (vii) Executive’s right to challenge the validity of his release of claims under the ADEA; (viii) any rights or claims under federal or state law that cannot, as a matter of law, be waived by private agreement; and (ix) any claims arising after the date on which Executive executes this Supplemental Release.

3.Covenant Not to Sue.  Except as expressly set forth in Section 6 below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge against any of the Releasees concerning any claim released by this Supplemental Release.

4.Acknowledgement Regarding Payments and Benefits.  Except as expressly provided herein, Executive acknowledges and agrees that Executive has been paid all wages and accrued benefits to which Executive is entitled through the date of execution of this Supplemental Release.  Other than the payments set forth in the Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.  Other than as set forth in the Agreement, the Parties further agree that all outstanding equity awards granted by the Company and held by Executive, shall be forfeited as of the Termination Date without consideration and without further action by either of the Parties.

5.Other Representations and Acknowledgements.  The Agreement and this Supplemental Release are intended to and do settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except as set forth in Section 2 above.  By signing this Supplemental Release, Executive acknowledges that Executive is doing so knowingly and voluntarily, that Executive understands that Executive may be releasing claims Executive may not know about, and that Executive is waiving all rights Executive may have had under any law that is intended to protect Executive from waiving unknown claims.  Executive warrants that Executive has not filed any lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Supplemental Release.  This Supplemental Release shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees.  Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim that Executive is releasing in this Supplemental Release.

6.Protected Rights.  Executive understands that nothing contained in this Supplemental Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Supplemental Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.  However, based on Executive’s release of claims set forth in this Supplemental Release, Executive understands that Executive is releasing all claims that Executive may have, as well as, to the extent permitted by applicable law, Executive’s right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim Executive is releasing under this Supplemental Release.

7.Acknowledgment.  The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Supplemental Release, and that the Company advised and encouraged Executive to do so prior to executing this Supplemental Release.  Executive expressly acknowledges and agrees that Executive has been offered at least twenty-one (21) days to consider this Supplemental Release before signing it, that Executive has read the Agreement and this Supplemental Release carefully, that Executive has had sufficient time and opportunity to consult with an attorney or other advisor of Executive’s choosing concerning the execution of this Supplemental Release.  Executive acknowledges and agrees that Executive fully understands that this Supplemental Release is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations Executive has relied upon in signing this Supplemental Release are those specifically contained in the Agreement and this Supplemental Release.  Executive acknowledges and agrees that Executive is signing this Supplemental Release voluntarily, with the full intent of releasing the Company from all claims covered by this Supplemental Release.

8.Revocation and Effective Date.  The Parties agree Executive may revoke this Supplemental Release at will within seven (7) days after Executive executes the Supplemental Release by giving written notice of revocation to Company.  Such notice must be delivered to Shawn K. Baldwin, General Counsel of Select Interior Concepts, and must actually be received by him at or before the above-referenced seven-day deadline.  The Supplemental Release may not be revoked after the expiration of the seven-day deadline.  In the event that Executive revokes the Supplemental Release within the revocation period described in this Section 8, this Supplemental Release shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect.  Assuming that Executive does not revoke this Supplemental Release within the revocation period described above, the effective date of this Supplemental Release shall be the eighth (8th) day after the day on which Executive executes this Supplemental Release.

Accepted and agreed to:

Print Name:

Signature:

Dated: